                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                  SKYWEST, INC.
             (Exact name of Registrant as specified in its charter)

                  UTAH                                87-0292166
     (State or other jurisdiction of                (I.R.S. Employer
     incorporation or organization)                Identification No.)

                              444 SOUTH RIVER ROAD
                             ST. GEORGE, UTAH 84790
                    (Address of Principal Executive Offices,
                               including Zip Code)

                         2001 ALLSHARE STOCK OPTION PLAN

                  SKYWEST, INC. EXECUTIVE STOCK INCENTIVE PLAN
                            (Full Title of the Plans)

            NAME, ADDRESS, AND TELEPHONE NUMBER OF AGENT FOR SERVICE:

      Bradford R. Rich, Executive Vice-President, Chief Financial Officer,
                                 and Treasurer
                              444 South River Road
                             St. George, Utah 84790
                            Telephone: (435) 634-3000
                            Telecopy: (435) 634-3305

                                    COPY TO:

                               Keith L. Pope, Esq.
                       PARR WADDOUPS BROWN GEE & LOVELESS
                       185 South State Street, Suite 1300
                         Salt Lake City, Utah 84111-1537
                            Telephone: (801) 532-7840
                            Telecopy: (801) 532-7750
                              e-mail: klp@pwlaw.com

                           CALCULATION OF REGISTRATION FEE
-------------------     ---------------  -----------------  ------------------  ---------------
                                         Proposed Maximum    Proposed Maximum      Amount of
Title of Securities      Amount to be      Offering Price   Aggregate Offering    Registration
     Registered          Registered(1)      Per Share(2)          Price(2)           Fee(3)
-------------------     ---------------  -----------------  ------------------  ---------------
Common stock,
no par value:

  2001 AllShare Stock
  Option Plan               4,000,000         $10.94           $43,760,000          $10,940

  SkyWest Executive
  Stock Incentive Plan      4,000,000          10.94            43,760,000           10,940
-------------------     ---------------  -----------------  ------------------  ---------------
                 Total      8,000,000         $10.94           $87,520,000          $21,880

---------------

(1) Pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement also covers such additional securities as may become issuable to prevent dilution resulting from stock splits, stock dividends and similar events.

(2) Pursuant to Rule 457 (h)(1) under the Securities Act of 1933, as amended, this amount is calculated based upon the average of the high and low prices of the Company's common stock in the NASDAQ-NMS system on September 21, 2001, of $10.94.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.

        Information required by Item 1 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 adopted under the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.

Item 2. Registrant Information and Employee Plan Annual Information.

        Information required by Item 2 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 adopted under the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        The following documents filed by SkyWest, Inc. (the "Registrant") with the Securities and Exchange Commission (the "Commission") are hereby incorporated by reference in this Registration Statement:

        (1) The Registrant's annual report on Form 10-K (File No. 000-14719) for the fiscal year ended March 31, 2001.

        (2) The Registrant's quarterly report on Form 10-Q for the quarterly period ended June 30, 2001.

        (3) The Registrant's Interim Report on Form 8-K dated September 19,
2001.

        (4) The description of the Registrant's Common Stock, no par value, contained in the Registrant's Registration Statement on Form 8-A filed under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including any amendment or report filed under the Exchange Act for the purpose of updating such description.

        In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

Item 4. Description of Securities.

        Not applicable.

Item 5. Interests of Named Experts and Counsel.

        Not applicable.


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

Item 6. Indemnification of Directors and Officers.

        Section 16-10a-902 ("Section 902") of the Utah Revised Business Corporation Act (the "Revised Act") provides that a corporation may indemnify any individual who was, is, or is threatened to be made a named defendant or respondent (a "Party") in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (a "Proceeding"), because he is or was a director of the corporation or is or was serving at its request as a director, officer, partner, trustee, employee, fiduciary or agent of another corporation or other person or of an employee benefit plan (an "Indemnified Director"), against any obligation incurred with respect to a Proceeding, including any judgment, settlement, penalty, fine or reasonable expense (including attorneys' fees), incurred in the Proceeding if his conduct was in good faith, he reasonably believed that his conduct was in, or not opposed to, the best interests of the corporation, and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful; except that (i) indemnification under Section 902 in connection with a Proceeding by or in the right of the corporation is limited to payment of reasonable expenses (including attorney's fees) incurred in connection with the proceeding and (ii) the corporation may not indemnify a director in connection with a Proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation, or in connection with any other Proceeding charging that the director derived an improper personal benefit, whether or not involving action in his official capacity, in which Proceeding he was adjudged liable on the basis that he derived an improper personal benefit.

        Section 16-10a-906 of the Revised Act provides that a corporation may not indemnify a director under Section 902 unless authorized and a determination has been made (by the board of directors, a committee of the board of directors, special legal counsel or by the stockholders) that indemnification of the director is permissible in the circumstances because the director has met the applicable standard of conduct set forth in Section 902.

        Section 16-10a-903 ("Section 903") of the Revised Act provides that, unless limited by its articles of incorporation, a corporation shall indemnify a director who was successful, on the merits or otherwise, in the defense of any Proceeding, or in the defense of any claim, issue or matter in the proceeding, to which he was a Party because he is or was a director of the corporation, against reasonable expenses (including attorneys' fees) incurred by him in connection with the Proceeding or claim.

        In addition to the indemnification provided by Sections 902 and 903,
Section 16-10a-905 (Section "905") of the Revised Act provides that, unless otherwise limited by a corporation's articles of incorporation, a director may apply for indemnification to the court conducting the Proceeding or to another court of competent jurisdiction. On receipt of an application and after giving any notice the court considers necessary, (i) the court may order mandatory indemnification under Section 903, in which case the court shall also order the corporation to pay the director's reasonable expenses to obtain court-ordered indemnification, or (ii) upon the court's determination that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances and regardless of whether the director met the applicable standard of conduct set forth in Section 902, the court may order indemnification as the court determines to be proper, except that indemnification with respect to certain Proceedings resulting in a director being found liable for certain actions against the corporation may be limited to reasonable expenses (including attorneys' fees) incurred by the director.

        Section 16-10a-904 ("Section 904") of the Revised Act provides that a corporation may pay for or reimburse the reasonable expenses (including attorneys' fees) incurred by a director who is a Party to a Proceeding in advance of the final disposition of the Proceeding if (i) the director furnishes the corporation a written affirmation of his good faith belief that he has met the applicable standard of conduct described in Section 902, (ii) the director furnishes to the corporation a written undertaking, executed personally or on his behalf, to repay the advance if it is ultimately determined that he did not met the required standard of conduct, and (iii) a determination is made that the facts then known to those making the determination would not preclude indemnification under Section 904.

        Section 16-10a-907 of the Revised Act provides that, unless a corporation's articles of incorporation provide otherwise, (i) an officer of the corporation is entitled to mandatory indemnification under Section 903 and is entitled to apply for court ordered indemnification under Section 905, in each case to the same extent as a director, (ii) the corporation may indemnify and advance expenses to an officer, employee, fiduciary or agent of the corporation to the same extent as a director, and (iii) a corporation may also indemnify and advance expenses to an


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

officer, employee, fiduciary or agent who is not a director to a greater extent than the right of indemnification granted to directors, if not inconsistent with public policy, and if provided for by its articles of incorporation, bylaws, general or specific action of its board of directors or contract.

        The Registrant's Amended and Restated Bylaws (the "Bylaws") provide that, subject to the limitations described below, the Registrant shall, to the maximum extent and in the manner permitted by the Revised Act, indemnify any individual made party to a proceeding because he is or was a director or officer of the Registrant, against liability incurred in the proceeding if his conduct was in good faith, he reasonably believed that his conduct was in, or not opposed to, the Registrant's best interest and, in the case of any criminal proceeding he had no reasonable cause to believe his conduct was unlawful. The Registrant may not, however, extend such indemnification to an officer or director in connection with a proceeding by or in the right of the Registrant in which such person was adjudged liable to the Registrant, or in connection with any other proceeding charging that such person derived an improper personal benefit, whether or not involving action in his official capacity, in which proceeding he was adjudged liable on the basis that he derived an improper personal benefit, unless ordered by a court of competent jurisdiction. Notwithstanding the foregoing, the Bylaws obligate the Registrant to indemnify an officer or director who was successful on the merits or otherwise, in the defense of any proceeding or the defense of any claim, issue or matter in the proceeding to which he was a party because he is or was a director or officer of the Registrant against reasonable expenses incurred in connection with the proceeding or claim with respect to which he was successful. The Bylaws also permit the Registrant to pay for or reimburse the reasonable expenses incurred by an officer or director who is a party to a proceeding in advance of final disposition of the proceeding if (i) the officer or director furnishes to the Registrant a written affirmation of his good faith belief that he has met the applicable standard of conduct necessary for indemnification, (ii) the officer or director furnishes to the Registrant a written undertaking to repay the advance if its ultimately determined that he did not meet the standard of conduct, and (iii) a determination is made that the facts then known to those making the determination would not preclude indemnification pursuant to the Bylaws. The Bylaws also provide that any indemnification or advancement of expenses provided thereby shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled to under any articles of incorporation, bylaw, agreement, stockholders or disinterested directors, or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

        Utah law permits director liability to be eliminated in accordance with
Section 16-10a-841 of the Revised Act, which provides that the liability of a director to the corporation or its stockholders for monetary damages for any action taken or any failure to take any action, as a director, may be limited or eliminated by the corporation except for liability for (i) the amount of financial benefit received by a director to which he is not entitled; (ii) an intentional infliction of harm on the corporation or its stockholders; (iii) a violation of Section 16-10a-842 of the Revised Act which prohibits unlawful distributions by a corporation to its stockholders; or (iv) an intentional violation of criminal law. Such a provision may appear either in a corporation's articles of incorporation or bylaws; however, to be effective, such a provision in the bylaws must be approved by the corporation's stockholders.

        The Registrant's Restated Articles of Incorporation, as amended by the Registrant's stockholders at the 1993 Annual Meeting of the Stockholders (the "Restated Articles"), provide that the personal liability of any director to the Registrant or its stockholders for monetary damages for any action taken or the failure to take any action, as a director, is eliminated to the fullest extent permitted by Utah law.

        The Bylaws provide that the Registrant may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, fiduciary or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or incurred by him in such capacity or arising out of his status in such capacity, whether or not the Registrant would have the power to indemnify him against such liability under the indemnification provisions of the Bylaws or the laws of the State of Utah, as the same may hereafter be amended or modified.

        The Registrant maintains insurance from commercial carriers against certain liabilities which may be incurred by its directors and officers.


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

Item 7. Exemption from Registration Claimed.

        Not applicable.

Item 8. Exhibits

        See the Exhibit Index on page 7.

Item 9. Undertakings.

        (a) The undersigned Registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

               (2) That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



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

                                   SIGNATURES


        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. George, State of Utah, on September 27, 2001.


                                         By: /s/ Jerry C. Atkin
                                            ____________________________
                                            Jerry C. Atkin
                                            Chairman, President and Chief
                                            Executive Officer

                                POWER OF ATTORNEY

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature to this Registration Statement appears below hereby constitutes and appoints Jerry C. Atkin and Bradford R. Rich, and each of them, as his true and lawful attorney-in-fact and agent, with full power of substitution, to sign on his behalf individually and in the capacity stated below and to perform any acts necessary to be done in order to file all amendments and post-effective amendments to this Registration Statement, and any and all instruments or documents filed as part of or in connection with this Registration Statement or the amendments thereto and each of the undersigned does hereby ratify and confirm all that said attorney-in-fact and agent, or his substitutes, shall do or cause to be done by virtue hereof.

              Signature                                       Title
              ---------                                       -----
/s/ Jerry C. Atkin                              Chairman, President and Chief Executive
_______________________________________         Officer (Principal executive officer)
Jerry C. Atkin

                                                Executive Vice President and Chief
/s/ Bradford R. Rich                            Financial Officer (Principal financial
_______________________________________         and accounting officer)
Bradford R. Rich

_______________________________________         Vice Chairman of the Board and Director
Sidney J. Atkin

/s/ J. Ralph Atkin
_______________________________________         Director
J. Ralph Atkin

_______________________________________         Director
Mervyn K. Cox

/s/ Ian M. Cumming
_______________________________________         Director
Ian M. Cumming

/s/ Henry J. Eyring
_______________________________________         Director
Henry J. Eyring

/s/ Steven F. Udvar-Hazy
_______________________________________         Director
Steven F. Udvar-Hazy

_______________________________________         Director
Hyrum W. Smith

_______________________________________         Director
Robert G. Sarver


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

                                  SKYWEST, INC.

                                  EXHIBIT INDEX

        Regulation S-K
         Exhibit No.                                   Description
        --------------                                 -----------
             4.1                     Restated Articles of Incorporation of the
                                     Registrant and amendments thereto (incorporated
                                     by reference to Registration Statement on Form S-8,
                                     File No. 333-60173, filed on June 12, 1995)

             4.2                     Articles of Amendment to Restated Articles of
                                     Incorporation (incorporated by reference to Amendment
                                     No. 1 to Registration Statement on Form S-3,
                                     File No. 333-42508, filed on August 10, 2000)

             4.3                     Amended and Restated Bylaws  (incorporated by
                                     reference to Registration Statement on Form S-8,
                                     File No. 33-41285)

             5.1                     Opinion of Parr Waddoups Brown Gee &
                                     Loveless, a professional corporation, as to the legality of the securities offered

             23.1                    Consent of Arthur Andersen LLP

             23.2                    Consent of Parr Waddoups Brown Gee & Loveless
                                     (included in Exhibit No. 5)

             99.1                    2001 Allshare Stock Option Plan

             99.2                    SkyWest, Inc. Executive Stock Incentive Plan



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